April 16, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  T. Rowe Price Value Fund, Inc. (the Registrant)
     File Nos.: 033-54963/811-07209

Commissioners:

     We are counsel to the above-referenced Registrant which proposes to file, pursuant to paragraph (b) of Rule 485 (the "Rule"), Post-Effective Amendment No. 5 (the "Amendment") to its registration statement under the Securities Act of 1933, as amended.

     Pursuant to paragraph (b)(4) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

                     Very truly yours,

                     /s/Shereff, Friedman, Hoffman & Goodman LLP
                     Shereff, Friedman, Hoffman & Goodman LLP